Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 15, 2023 relating Fundhomes I, LLC and each of its listed Series, which comprise the consolidated balance sheets as of December 31, 2022, the related consolidated statements of operations, changes in members’ deficit, and cash flows for the period from March 16, 2022 (inception) to December 31, 2022, and the related notes to the consolidated financial statements.

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 15, 2023 relating to the financial statements of Series FL01 of Fundhomes I, LLC, which comprise Series FL01’s balance sheet as of December 31, 2022, and the related statements of operations, changes in members’ equity/(deficit), and cash flows for the period from April 18, 2022 (inception) to December 31, 2022 for Series FL01, and the related notes to Series FL01’s financial statements.

/s/ Artesian CPA, LLC

Denver, CO

May 2, 2023